Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Listing Upgraded to

NASDAQ Global Market

MOCKSVILLE, NORTH CAROLINA, December 10, 2007 — Bank of the Carolinas Corporation (Nasdaq: BCAR), today announced the approval of its application to upgrade its exchange listing to the NASDAQ Global Market (SM) from NASDAQ Capital Market (R). The Company’s shares began trading on the Global Market at the open of trading on December 10 and will continue to be listed under the trading symbol of BCAR.

“Moving to the NASDAQ Global Market is significant for our shareholders because it should give us increased visibility and liquidity, especially with institutional investors,” said Robert E. Marziano, Chairman and Chief Executive Officer. “The upgraded listing recognizes the company’s ability to meet more stringent listing requirements with NASDAQ, and we will be joining the exchange’s component that is home to 45% of NASDAQ-listed companies.”

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas Corporation undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 751-5755